UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 12, 2025

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35877	46-1347456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place,

Suite 200

Annapolis, Maryland 21401

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (410) 571-9860

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Notes Offering

On June 12, 2025, HA Sustainable Infrastructure Capital, Inc. a Delaware corporation (the “Company”) commenced, subject to market conditions, a registered offering (the “Offering”) of two series green senior unsecured notes (the “Notes”). At issuance, the Notes will be guaranteed by Hannon Armstrong Sustainable Infrastructure, L.P., Hannon Armstrong Capital, LLC, HAT Holdings I LLC, HAT Holdings II LLC, HAC Holdings I LLC and HAC Holdings II LLC. In connection with the Offering, the Company filed a preliminary prospectus supplement which included the following Company update:

Company Overview

We are an investor in sustainable infrastructure assets advancing the energy transition. With over $14.5 billion in managed assets as of March 31, 2025, our investment strategy is focused on actively partnering with clients to deploy capital primarily in income-generating real assets that are supported by long-term recurring cash flows. This strategy has enabled us to generate attractive risk-adjusted returns and provide stockholders with diversified exposure to the energy transition.

We are internally managed by an executive team that has extensive relevant industry knowledge and experience, and a team of over 150 full-time investment, operating, and technical professionals. We have long-standing, programmatic relationships with some of the leading U.S. clean energy project developers, owners and operators, utilities, and energy service companies (“ESCOs”), which provide recurring, investment and fee-generating opportunities, while also enabling scale benefits and operational and transactional efficiencies. Partnering with these clients, we are able to earn attractive risk-adjusted returns by investing in a variety of asset classes across our three primary climate solutions markets:

Behind the Meter (BTM)	Grid-Connected (GC)	Fuels, Transport, and Nature (FTN)

• Residential solar and storage	• Utility-scale solar	• Renewable natural gas

• Community, commercial, and industrial solar and storage	• Onshore wind	• Fleet decarbonization

• Energy efficiency	• Battery energy storage	• Ecological restoration

Through December 31, 2024, we have cumulatively closed more than 1,250 investments spanning more than 100 different clients since 1998. In 2024, greater than 70% of our closed transaction volumes were with repeat clients. In addition, we have more than 80 repeat clients, including 15 over the past 5 years, 9 of which have partnered with us on two or more asset classes from 1998 through 2024. We believe we have achieved success as a leading pure play publicly-traded investor in sustainable infrastructure assets because of a number of differentiating qualities that we believe provide us with a competitive advantage in the market. The first such quality is our prioritization of long-term client relationships over individual transactions, as well as our explicit strategic decision never to compete with our clients, which differentiates us from many competing capital providers. The second is our access to permanent capital, which enables a degree of flexibility and creativity in structuring new investments that we believe clients find valuable. The third is our ability to nimbly invest in smaller transaction sizes across the capital structure which results in more investment opportunities than competing capital providers. The fourth such quality is our multi-decade experience in investing in our target end markets, and the unique technology, policy, taxes, incentives and investment structures that characterize such markets. We believe we have demonstrated the resilience of our business to grow assets and earnings and to generate attractive returns through multiple interest rate cycles, economic cycles, and political administrations. Together, these qualities not only differentiate us in the marketplace and add strategic value to our clients but also enable operational and transactional efficiencies that enhance our ability to earn attractive risk-adjusted returns on the assets in which we invest. The following table presents our managed assets over the last 10 years:

Managed Assets ($ billion)

(1)

“Managed Assets” represents our Portfolio of on-balance sheet investments, as well as our off-balance sheet investments held in securitization trusts and the co-investments made by our partner in CarbonCount Holdings 1 LLC (“CCH1”). For reconciliation of GAAP-based Portfolio to Managed Assets for the periods shown, please refer to “Prospectus Supplement Summary—Reconciliation of GAAP-based Portfolio to Managed Assets.”

(2)	“Portfolio” represents the book value of all investments consolidated on our balance sheet.

We have maintained strong margins in a variety of interest rate environments. Our new asset yields, excluding follow-on investments of previous transactions, for the three months ended March 31, 2025 yielded more than 10.5% on average. For the years ended 2024, 2023, 2022, 2021 and 2020, our new asset yields, excluding follow-on investments of previous transactions, yielded approximately 10.6%, 9.1%, 7.6%, 7.1% and 7.5% on average, respectively. The cost of newly issued debt, excluding our unsecured revolving credit facility and our commercial paper programs, for the years ended 2024, 2023, 2022, 2021 and 2020 was 6.6%, 6.3%, 4.9%, 3.4% and 4.2%, respectively, resulting in net spreads of 3.9%, 2.8%, 2.7%, 3.7% and 3.3%, respectively. The following chart presents our historical portfolio yields and interest expense over average debt balance since 2018:

We operate our business in a manner that permits us to maintain our exemption from registration as an investment company under the 1940 Act.

Market Overview

The market for sustainable infrastructure assets remains strong and continues to grow, supported by four major trends impacting the U.S. economy and energy markets, which we expect will continue for several years.

First is the substantial growth expected in U.S. power demand in the years ahead–spurred most prominently by growth in data centers, domestic manufacturing, and the electrification of additional sectors of the economy, including transportation, space heating, and industrial manufacturing. We believe that continued growth in electricity demand and generation will foster growth of our pipeline. According to U.S. Energy Industry Association’s (the “USEIA”) Electric Power Monthly report, from 1960 to 2000, U.S. electricity generation steadily increased to nearly 4,000 terawatt-hours (TWh) due to increased use of air conditioning, refrigeration, electric heating and other electrical systems. According to the same report, the growth of U.S. electricity generation was largely flat from 2000 through 2024 as a result of improved energy efficiency for lighting, appliances and heating and cooling systems. However, the outlook for U.S. Power demand is positive, with U.S. energy consumption expected to double from current levels to more than 8,000 TWh by 2050, with or without the Inflation Reduction Act (“IRA”), according to a McKinsey & Company report, “Energy transition in the US power sector and its implications for MISO” (December 8, 2022). Building electrification is expected to grow more than 200 TWh by 2035. Additionally, industrial electrification/onshoring is expected to grow by 180 TWh by 2035, according to Energy + Environmental Economics’s “U.S. Pathways” (January 22, 2025).

Second is the heightened focus on energy prices stemming from the inflation shock experienced between 2022 and 2024, which we believe will support the desire to supply this energy demand growth from an “all of the above” energy strategy that includes a breadth of energy sources, with a specific focus on the lowest cost sources of electricity like solar power. We believe heightened sensitivity to prices among consumers and businesses in response to the IRA will lead to extensive efforts by businesses and policymakers to minimize inflation in energy prices. For example, according to a June 2024 Lazard report “Levelized Cost of Energy”, unsubsidized solar and wind energy provide the low levelized cost of electricity, with levelized costs of $27-$73 and $29-$92, respectively, compared to $45-$108 for natural gas (combined-cycle gas turbine), $60-$210 for utility scale solar and battery, $110-$228 for natural gas (peaking) and $142-$222 for utility-scale nuclear energy. Additionally, solar, wind and battery storage provide the fastest-to-market solutions as the only sources of new electric capacity that can be built in less than two years, according to USEIA’s report “Plant Vogtle Unit 4 begins commercial operation” (June 2024) and Reuters, “Three Mile Island nuclear plant gears up for Big Tech reboot” (October 2024). We believe these low-cost sources of electricity will continue to lead to high demand for clean energy infrastructure assets to help minimize energy inflation.

Third is the greater awareness and appreciation of the scientific consensus that climate change is linked to human activities, as well as the substantial and growing financial costs of environmental disasters related to climate change. We believe this will lead to growing recognition of the need to satiate growth in energy consumption from sources with lower, if not zero, emissions, such as the renewable energy technologies in which we invest. We believe strong momentum behind these multi-year trends will lead to elevated demand for clean energy infrastructure assets, and we provide a growing set of investment opportunities that can generate superior risk-adjusted returns. We believe our business model and focus, our expertise and experience, and our investment and financing strategy leave us well-positioned to capitalize on these trends and opportunities.

Fourth is a growing focus on the need for not only greater grid resilience and reliability, in part due to higher load and greater frequency and magnitude of climate disasters, as discussed above, but also due to greater focus on energy national security in light of ongoing geopolitical uncertainty.

In addition, we expect our Portfolio, current pipeline and future pipeline will remain resilient against tariffs. To date, tariffs have had a de minimis impact on our Portfolio, as projects are already operational and the impact of tariffs on costs of maintenance/replacement parts has been minimal. Most of the projects in our Pipeline have been completed or are under construction with necessary components already secured. Strong U.S. demand and pricing for power continue to create opportunities for our future pipeline. Additionally, the largest components in energy efficiency and RNG projects benefit from domestic or USMCA-compliant sourcing, lessening the potential impact of tariffs. We continue to monitor changes in tariff policy for potential impacts to our business including our Portfolio and Pipeline.

Our Investment Strategy

We are an investment firm dedicated to investing in, and managing a portfolio of, sustainable infrastructure assets. Our primary objective is to earn attractive risk-adjusted returns that sufficiently exceed our cost of capital. We believe we are able to generate superior risk-adjusted returns in part due to our adherence to a core set of investment criteria. In particular, we are focused primarily on investments which are:

•	income-generating sustainable infrastructure assets;

•	supported by underlying, long-term recurring cash flows;

•	contracted with creditworthy, incentivized off-takers;

•	rely upon proven commercial technologies; and

•	originated by programmatic clients

We completed approximately $2.3 billion of transactions during both 2024 and 2023, and from 2020 through 2024 we have closed more than $10 billion of transactions. The two highest volume asset classes within our completed transactions have changed every year since the year ending December 31, 2019. As of the years ending December 31, 2024, 2023, 2022, 2021, 2020 and 2019, the two highest volume asset classes within our completed transactions have been GC solar and FTN, FTN and community solar, public sector and residential solar, public sector and GC solar, onshore wind and GC solar and public sector and residential solar, respectively.

We have a large and active pipeline of potential new opportunities that are in various stages of our underwriting process. We refer to potential opportunities as being part of our pipeline if we have determined that the project fits within our investment strategy and exhibits the appropriate risk and reward characteristics through an initial credit analysis, including a quantitative and qualitative assessment of the opportunity, as well as research on the relevant market and sponsor. Our pipeline represents transactions that could potentially close in the next 12 months. There can, however, be no assurance with regard to any specific terms of such pipeline transactions or that any or all of the transactions in our pipeline will be completed. As of March 31, 2025, our 12- month pipeline consisted of more than $5.5 billion in new equity, debt and real estate opportunities. Of our pipeline, 49% is related to BTM assets and 30% is related to GC assets, with the remaining 21% related to FTN.

Our managed assets generally fall into one of three categories: (1) our Portfolio, which primarily consists of receivables and equity method investments we have retained on our balance sheet, (2) the portion of assets in our co-investment structures that are not included in our Portfolio but held by our investment partners in these structures, and (3) assets we have securitized by transferring all or a portion of the economics of the transaction, typically using securitization trusts, to institutional investors in exchange for cash and, in certain cases, residual interests in the trusts and ongoing fees. As of March 31, 2025, we managed approximately $7.4 billion in assets in these securitization trusts or vehicles that are not consolidated on our balance sheet. When combined with our Portfolio, as of March 31, 2025, we manage approximately $14.5 billion of assets, a 12% increase year-over-year. The following charts illustrate our Managed Assets and Portfolio by asset class as of March 31, 2025.

One of the primary metrics we utilize to measure our return on capital is a cash-on-cash internal rate of return over the life of the investment. In order to generate superior risk-adjusted returns, we believe it is important not only to pursue investments that yield attractive returns but also investments where risk can be sufficiently mitigated. We believe we are successful at this in part by using sophisticated structures which protect our invested capital and targeted returns by giving us a preferred position in the capital structure where we are assigned priority to collect cash flows ahead of other investors junior to us in the capital structure until we are able to achieve our targeted rate of return. In addition, we typically secure our investments with collateral that we are confident will support the return of our capital and our investments benefit from diversified obligor credit features further lowering the risk of our investments.

Financing Strategy

Our financing strategy is focused on lowering our cost of capital while also growing and diversifying our sources of capital. We believe we have available a broad range of financing sources as part of our strategy to fund our investments. We finance our business through cash on hand, debt which may be either unsecured or secured, with or without recourse, and either fixed-rate or floating-rate, or equity. We may also decide to finance such transactions through the use of off-balance sheet securitization, syndication, or co-investment structures. As of March 31, 2025, our total liquidity exceeded $1.3 billion, comprised primarily of capacity under our Unsecured Credit Facility (as defined herein). Our Unsecured Credit Facility and our Commercial Paper Programs (as defined herein) allow us flexibility with regards to the timing of long-term capital markets transactions. We manage the interest rate risk associated with debt issuances through hedging activities, including the use of interest rate swaps. When issuing debt, we generally provide the estimated carbon emission savings using CarbonCount. In addition, certain of our debt issuances meet the environmental eligibility criteria for green bonds as defined by the International Capital Markets Association’s Green Bond Principles, which we believe makes our debt more attractive for certain investors compared to such offerings that do not qualify under these principles. In 2024, we established CCH1, a co-investment structure established to jointly invest $2 billion in certain eligible climate positive projects with an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), where we have each committed to invest $1 billion into climate solutions projects, which was later upsized to a total capacity of $2.6 billion and the term of the investment period was extended through November 2026. As of March 31, 2025, 41% of the investments through the partnership are residential solar assets, 29% are GC solar assets, 20% are FTN assets, 7% are commercial and industrial assets and 3% are community solar assets.

The decision on how we finance our business is largely driven by our target capital structure, and by market conditions including the overall interest rate environment, prevailing credit spreads and the terms of available financing.

Sustainability and Impact

One of the defining criteria of our investment strategy is that all HASI investments are neutral to negative on incremental carbon emissions or have some other tangible environmental benefit such as reducing water consumption or increasing resilience to extreme weather events.

As part of our investment process, we calculate the ratio of the estimated first year of metric tons of carbon emissions avoided by our investments divided by the capital invested to quantify the carbon impact of our investments. In this calculation, which we refer to as CarbonCount®, we use emissions factor data, expressed on a CO2 equivalent basis representing the locational marginal emissions associated with a project’s location to an estimate of a project’s energy production or savings to compute an estimate of metric tons of carbon emissions avoided. In addition to carbon emission avoidance, we also consider other environmental attributes, such as water use reduction, stormwater remediation benefits and stream restoration benefits.

Reconciliation of GAAP-based Portfolio to Managed Assets

	As of December 31,
	2020	2021	2022	2023	2024
	(dollars in millions)
Equity method investments	$1,280	$1,760	$1,870	$2,966	$3,612
Receivables, net of allowance	1,213	1,424	1,990	3,074	2,896
Receivables held-for-sale	—	22	85	35	76
Real estate	359	356	353	111	3
Investments	55	18	10	7	7

GAAP-based Portfolio	2,907	3,580	4,308	6,193	6,594
Other investors’ share of assets held in securitization trusts	4,308	5,199	5,486	6,060	6,809
Other investors’ share of assets held in co-investment structures(1)	—	—	—	—	$300

Managed Assets	$7,215	$8,779	$9,794	$12,253	$13,703

(1)	Total assets held in co-investment structures are $600 million as of December 31, 2024.

	As of December 31,
	2019	2018	2017	2016	2015	2014
	(dollars in millions)
Equity method investments	$499	$471	$523	$363	$319	$144
Receivables, net of allowance	1,159	944	993	1,042	784	553
Receivables held-for-sale	—	—	19	—	60	62
Real estate	362	365	341	172	156	114
Investments	$75	170	151	$58	29	27

GAAP-based Portfolio	2,095	1,950	2,027	1,635	1,348	920
Other investors’ share of assets held in securitization trusts	4,101	3,334	2,709	2,298	1,840	1,790

Managed assets	$6,196	$5,284	$4,736	$3,933	$3,188	$2,609

Tender Offer

On June 12, 2025, the Company issued a press release announcing that HAT Holdings I LLC, a Maryland limited liability company (“HAT I”) and HAT Holdings II LLC (“HAT II,” and together with HAT I, the “Offerors”), wholly-owned subsidiaries of the Company, have commenced a cash tender offer (the “Tender Offer”) to purchase up to an aggregate principal amount of $500 million of the Offerors’ outstanding 3.375% Senior Notes due 2026 and 8.00% Green Senior Unsecured Notes due 2027. The Tender Offer is subject to the terms and conditions set forth in the Offer to Purchase, dated June 12, 2025.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 12, 2025 announcing commencement of Tender Offer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer

Date: June 12, 2025